Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2023, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-259954) and related Prospectus of SomaLogic, Inc. for the registration of 48,413,333 shares of its common stock; 5,013,333 warrants to purchase shares of its common stock; 10,533,333 shares of its common stock underlying warrants; and 838,100 shares of its common stock underlying options.

/s/ Ernst & Young LLP

Denver, Colorado

March 28, 2023